Exhibit 23.2

March 11, 2019

Boards of Directors

First Mutual of Richmond, Inc.

Richmond Mutual Bancorporation, Inc.

First Bank Richmond

31 North 9th Street

Richmond, Indiana 47374

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates and our statements concerning subscription rights and liquidation rights in such filings including the prospectus of Richmond Mutual Bancorporation, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

4250 North Fairfax Drive, Suite 600	Telephone: (703) 528-1700
Arlington, VA 22203	Fax No.: (703) 528-1788
www.rpfinancial.com	Toll-Free No.: (866) 723-0594
E-Mail: mail@rpfinancial.com